Exhibit 99.1

FOR IMMEDIATE RELEASE

CORECARD CORPORATION ANNOUNCES NEW BOARD MEMBER

Norcross, GA – October 4, 2022 – CoreCard Corporation (NYSE: CCRD) announced the addition of a new board member, Kathryn Petralia, to serve as an independent Director of the Company. Ms. Petralia is the Co-Founder of Keep Financial, a fintech compensation platform that helps employers and employees stay together longer and happier. Prior to starting Keep, Kathryn Co-Founded Kabbage, a financial services, technology and data platform for small businesses that was acquired by American Express in 2020. Prior to Kabbage, Kathryn spent nearly 15 years with fintech and ecommerce startups. After graduating from Furman University with an English degree, Kathryn pursued her interest in technology to launch a number of successful startups. She also served as Vice President of Strategy for Revolution Money, which was acquired by American Express, and was the director of corporate development for CompuCredit (now Atlanticus). In 2018, she was named to Forbes’ list of the World’s Most Powerful Women.

Leland Strange, Chairman and CEO of CoreCard Corporation, stated, “We are pleased to welcome Ms. Petralia as a director and believe that Kathryn’s extensive background as an entrepreneur in the financial technology industry will make her a valuable addition to our board. She is a talented executive and we look forward to her future contributions as a director of the Company.”

About CoreCard Corporation

CoreCard Corporation (NYSE: CCRD) provides a pioneering card management platform built for the future of global transactions in a digital world. Dedicated to continual technological innovation in the ever-evolving payments industry backed by decades of deep expertise in credit card offerings, CoreCard helps customers conceptualize, implement, and manage all aspects of their issuing card programs. Keenly focused on steady, sustainable growth, CoreCard has earned the trust of some of the largest companies and financial institutions in the world, providing truly real-time transactions via their proven, reliable platform operating on private on-premise and leading cloud technology infrastructure.

For further information, call

Matt White, 770-564-5504 or

email to matt@corecard.com